Portions of this exhibit have been redacted because the information is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
SERIES PORTFOLIOS TRUST
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT to the Fund Accounting Servicing Agreement dated as of September 15, 2015, as amended (the “Agreement”), is entered into as of the last date on the signature block by and between SERIES PORTFOLIOS TRUST, a Delaware statutory trust (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the following fund:

HW Opportunities MP Fund; and

WHEREAS, Section 13 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the Agreement and add the following series of Series Portfolios Trust:

Exhibit M, the HW Opportunities MP Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below in the signature block.

SERIES PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Ryan L. Roell	By: /s/Anita Zagrodnik

Name: Ryan L. Roell	Name: Anita Zagrodnik

Title: President	Title: Senior Vice President

Date: 12/20/2020	Date: 12/7/2020

Exhibit M to the Series Portfolios Trust Fund Accounting Servicing Agreement

Name of Series

HW Opportunities MP Fund

Fund Administration, Fund Accounting & Portfolio Compliance Services Fee Schedule at October 2020

Annual Fee Based Upon Average Net Assets per Fund*
[ ] basis points on the first $[ ]
[ ] basis points on the next $[ ]
[ ] basis points on the balance
Minimum Annual Fee: $[ ] per fund
▪Additional fee of $[ ] for each additional class, Controlled Foreign Corporation (CFC), and/or sub-advisor

Services Included in Annual Fee Per Fund
▪Advisor Information Source – On-line access to portfolio management and compliance information.
▪Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪U.S. Bank Regulatory Administration (e.g., annual registration statement update)
▪Core Tax Services – See Additional Services Fee Schedule

All schedules subject to change depending upon use of unique security types requiring special pricing or accounting arrangements.

Data Services

Pricing Services
▪$[ ] – Domestic Equities, Options, ADRs, Foreign Equities, Futures, Forwards, Currency Rates, Total Return Swaps
▪$[ ] – Domestic Corporates, Domestic Convertibles, Domestic Governments and Agency, Mortgage Backed, and Municipal Bonds
▪$[ ] – CMOs, Money Market Instruments, Foreign Corporates, Foreign Convertibles, Foreign Governments, Foreign Agencies, Asset Backed, and High Yield Bonds
▪$[ ] – Interest Rate Swaps, Foreign Currency Swaps
▪$[ ] – Bank Loans
▪$[ ] – Swaptions, Intraday money market funds pricing, up to 3 times per day
▪$[ ] – Credit Default Swaps
▪$[ ] per Month Manual Security Pricing (>25per day)

Note: Prices above are based on using U.S. Bank primary pricing service which may vary by security type and are subject to change. Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.

Corporate Action Services
▪$[ ] per Foreign Equity Security per Month
▪$[ ] per Domestic Equity Security per Month
▪$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Exhibit M (continued) to the Series Portfolios Trust Fund Accounting Servicing Agreement - HW Opportunities MP Fund

Third Party Administrative Data Charges (descriptive data for each security)

▪$1 per security per month for fund administrative data

SEC Modernization Requirements
▪Form N-PORT – $12,000 per year, per Fund
▪Form N-CEN – $250 per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:

Fair Value Services, SWIFT processing, customized reporting, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), postage, stationery, programming, special reports, proxies, insurance, EDGAR/XBRL filing, retention of records, federal and state regulatory filing fees, liquidity classification fees, third party auditing and legal expenses, wash sales reporting (GainsKeeper), tax e-filing, PFIC monitoring, conversion expenses (if necessary) and travel related costs.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added. Additional regulatory administration (e.g., subsequent new fund launch), daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

The signature of Hotchkis & Wiley Capital Management, LLC, the Advisor, as acknowledgement of this Exhibit M is not needed. Advisor signed the fee schedule proposal, dated September 4, 2020, signed September 30, 2020.

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